EXHIBIT 10.15












                      FOREIGN SERVICE EMPLOYEES

                      POLICIES AND PROCEDURES









                        MOLEX INCORPORATED















                        TABLE OF CONTENTS

INTRODUCTION


PRIOR TO YOUR ASSIGNMENT
  Letter of Understanding                                    1
  Orientation                                                1
  Wills                                                      1
  Passports, visas and other working papers                  1
  Cross-cultural training                                    1
  Language training                                          2
  Shipment and storage of household goods                    2
  Home country automobile                                    3
  Shipment of pets                                           4
  Housing - home country                                     4
  Temporary living                                           5
  Relocation travel policy                                   5
  Travel expenses                                            5
  Relocation allowance                                       5

DURING YOUR ASSIGNMENT
  Base Salary                                                6
  Compensation - Balance Sheet Method                        6
  Home country housing norm                                  6
  Family size on assignment                                  6
  Method of payment                                          7
  Exchange rate loss reimbursement                           7
  Tax equalization and tax return preparation                8
  Housing - host country                                     8
  Furnishings - host country                                 9
  Upkeep of host country residence                           9
  Automobile at host country                                 9
  Vacation leave                                            10
  Home leave                                                10
  Work schedule and holidays                                11
  Pension programs                                          11
  Medical insurance and other benefits                      11
  Schooling                                                 11
  Pre-school                                                12
  Emergency travel                                          12
  Club memberships                                          12
  Marital separation and divorce                            13
  Termination while overseas                                13



                    TABLE OF CONTENT (cont'd)


RETURN PROCEDURES
  Inspection of host country residence                      14
  Shipment of goods                                         14
  Disposal of furnishings                                   14
  Relocation air travel                                     15
  Temporary living                                          15
  Vacation and holidays                                     15

RELOCATION CHECKLIST                                        16
HOME COUNTRY HOUSING RENTAL ASSISTANCE                      18
QUESTIONS FOR HUMAN RESOURCES                               19
NOTES FROM MEETING                                          20

EXCHANGE RATE LOSS REIMBURSEMENT WORKSHEET
ORC BALANCE SHEET EXPLANATION
TAX EQUALIZATION POLICY


























                          INTRODUCTION
                          ____________

An international move is complex. You are likely to experience many differences in living conditions, culture and costs when you move to another country. Molex's foreign service policy is designed to address these differences and when reasonably possible, provide mechanisms that "equalize" these differences back to your home country standards. Please read this guide carefully. You will find that it covers procedures from the preliminaries of foreign service employment to preparing for your return home.

This policy does not attempt to anticipate every possible condition or answer all questions relating to a foreign assignment. Local laws, conditions, and culture vary widely from country to country. The terms of this policy are applied consistently to all Molex foreign employees, however, each employee's professional personal and family situation is different. We will apply the policy taking these factors into consideration and make modifications where warranted.

A foreign service employee (FSE) is an employee working outside of his/her home country on a temporary assignment. A foreign service employee is a designation to include US expatriates, impatriates (non-US employees working in the US) and Third Country Nationals (employees working outside his/her home country but not in the US).

The foreign service policy is reviewed on a regular basis and Molex will revise the policy when it deems necessary.

The company's objectives are as follows:

1. To establish competitive compensation policies that will ensure equitable treatment for foreign service employees.

2. To promote effective international career planning for the optimum development of both the company's business and the employee's growth.

3.  To facilitate successful transfers to and from countries.

4. To ensure that the foreign service employee does not suffer financial hardship or realize excessive financial gain by reason of the foreign assignment.

5.  To be cost effective, understandable and manageable.








                    PRIOR TO YOUR ASSIGNMENT
                    ________________________

LETTER OF UNDERSTANDING
_______________________

An employee who has accepted a foreign assignment will be asked to sign a Letter of Understanding. This letter will provide a summary of the salary, benefits and other terms that apply to the assignment and will ensure that there is a complete understanding of these terms.


ORIENTATION
___________

After you have accepted an overseas assignment, you and your spouse (if applicable) should visit, if possible, the appropriate
Human Resources representative to discuss your move.

For your assistance, a checklist of items which should be considered prior to your move is attached.


WILLS
_____

As an adult, you should have a will. While on foreign assignment, this is particularly important. Should you die intestate overseas, your estate could be subjected to punitive foreign tax and death duties and might result in a distribution of assets contrary to your wishes.

Before you leave for your assignment you should seek out legal counsel and have a will prepared. The cost of preparing or altering a will is your responsibility.


PASSPORTS
_________

You are responsible for securing passports for yourself and your family, a procedure for which you should allow at least four weeks. You will also be responsible for ensuring that the required forms and paperwork for visas, work permits and other documentation is completed. The company assists in this process and reimburses the fees associated with this.

Molex will reimburse you for any fees incurred for necessary vaccinations and medical exams as required for immigration purposes. This does not include reimbursement for routine medical exams that are not required for these purposes.


CROSS CULTURAL TRAINING
_______________________

In many cases, the gap between cultures is very great and a cultural orientation program is often successful in helping you and your family adapt to the host location.

When available and if considered appropriate and necessary, Molex will arrange for a cross-cultural orientation seminar for your (and your spouse) to help you prepare for your international assignment.


LANGUAGE TRAINING
_________________

The ability to speak the language in the host country is highly desirable. Molex will reimburse the foreign service employee
(FSE), spouse and dependent children for language courses taken prior to relocation overseas if time permits and appropriate training is available. After assuming residence overseas, language courses may continue as needed for the FSE and the spouse at the company's expense.

Reimbursement will include group lessons for both beginner and intermediate level language lessons.

Since dependent children usually have foreign language instruction in the host country school, additional foreign language lessons for them are not usually required or reimbursed.

All language training will be arranged through and approved by the appropriate Human Resources representative.


SHIPMENT OF HOUSEHOLD GOODS
___________________________

You should ship as much furniture as the host housing can hold.
This reduces the storage costs.

We will use an international moving company to ship your household and personal goods. You must not make your own arrangements with a mover. For moves to/from the US, an approved moving company will be referred to you through the Expatriate
Program Manager in Lisle.  In all other cases, the Regional HR
Manager will provide you with the moving company contact.

We use container size to set the shipping limitations. International shippers use two standard container sizes for surface shipments, twenty foot and forty foot containers. The air shipping containers are called D and LDN containers. Each LDN holds approximately 600 lbs/95 cubic feet. Each D container holds 400 lbs/64 cubic feet. These limits apply on both the outbound trip and the return trip:

                              Surface               Air
                              _______              _____

Single person                 3500 lbs             1-D container
Couple                     1-20 ft. container      1-LDN container
Family                     1-40 ft. container      2-LDN containers

The moving company representative will visit you to determine what you will be shipping. They will also ask you to complete a detailed inventory listing the replacement value of your goods. This inventory is used to calculate the insurance premium. Please be realistic. Do not overvalue items as it results in excessive insurance charges.

The shipping inventory list, storage inventory list, and total shipment details will be sent to the Expatriate Program Manager in Lisle or the Regional HR manager for approval PRIOR to shipment and storage.

We expect all moves to go smoothly and appreciate your cooperation in:
1)  Adhering to the policy
2)  Valuing items realistically
3) Meeting with the moving company representative early to make all arrangements in time.


Listed below are items we will not ship or insure:

Firearms                      Liquor
Ammunition                    Pianos
Fuel/Gasoline                 Boats
Paint                         Airplanes
Hazardous materials           Exotic plants
Collector's items/antiques/valuable paintings & artwork
Large shop tools

Also, any customs duties assessed on expensive furs, clothing, trademark items, jewelry, furniture, cameras, stereo equipment and other items will be your responsibility.

The employee is responsible for insuring household and personal goods that he/she ships to the foreign assignment. If personal goods are damaged or stolen while on assignment, restitution should be sought with the employee's insurer.


HOME COUNTRY AUTOMOBILE
_______________________

Molex will pay for the storage of one home country automobile.

If the employee owns more than one automobile, the other auto
must be sold or stored at the employee's expense.   If a car is
sold, Molex will assist you in recovering a portion of the industry standard price of the car. In the US, the industry standard will be the "blue book" retail value. In countries other than the US, the industry standard will be determined by the home country HR manager.

If the employee wishes to sell both cars the sale policy would apply to both cars.

Molex will reimburse the lesser of:
1. The difference between 75% of the industry standard and the sale proceeds
OR

2.  25% of the industry standard



The maximum reimbursement is 25% of the industry standard.

Example A:
Industry Standard                      $14,150
Maximum Reimbursement                  $ 3,538  (14,150 * 25%)

75% of Standard                        $10,613
Sale Proceeds                          $10,000
                                       _______
Difference                             $   613

This employee would receive a reimbursement of $613 from Molex.

Example B:
Industry Standard                      $14,150
Maximum Reimbursement                  $ 3,538

75% of Standard                        $10,613
Sale Proceeds                          $ 7,000
                                       _______
Difference                             $ 3,613


This employee would receive a reimbursement of $3,538 from Molex.

SHIPMENT OF PETS
________________

Most countries have serious restrictions on the relocation of pets. In most cases, Molex does not recommend relocating pets. Because of the various restrictions in different countries and the appropriateness of bringing certain pets into certain countries, each situation will be handled on a case by case basis.


HOUSING - HOME COUNTRY
______________________

If you own a residence in your home country, you are strongly encouraged to rent the residence for the duration of your overseas assignment. Molex will arrange for a meeting with a tax consultant from Arthur Andersen who will discuss the tax ramifications of your decision.


FOR US EMPLOYEES ONLY
_____________________

In order to assist you in renting your property, we will put you in touch with the Molex approved property management firm for a consultation. Please see the Home Country Housing Rental
Assistance policy for more information.


FOR NON-US EMPLOYEES
____________________

Molex will pay the START UP FEE, not to exceed one month's rent or mortgage payment, to cover the costs of obtaining assistance in property rental. Molex will also pay the monthly property management fee. The customary fee is 10% of the monthly rent. Management fees in excess of 10% of the monthly rent will not be reimbursed. The property manager must be an established business person in property management or real estate.



If you decide to sell your residence any time before or during your overseas assignment, you must consult with the appropriate Human Resources representative before any plans are finalized. You must realize that Molex will not reimburse you for any losses due to market conditions, exchange rate fluctuations, etc. or any home and /or host country tax implications.


TEMPORARY LIVING
________________

It may be necessary for you to move into temporary housing before you leave on your assignment. This will be limited to a maximum of one week. The arrangements will be approved by the Human
Resources representative at the home location.


RELOCATION TRAVEL POLICY
________________________

When relocating to the overseas location, travel will be by business class for the employee and family members when the flight time exceeds 5 hours. If the flight time is less than 5 hours when relocation to the overseas location, travel will be by coach class.


TRAVEL EXPENSES
_______________

The company will reimburse the foreign service employee for specific expenses incurred while traveling to or returning from an overseas assignment. Reimbursement will be made for reasonable travel expenses of the employee, spouse and dependent children living with the employee.

Should direct travel time exceed 24 hours, a one-night lay over is authorized and the Company will reimburse actual and reasonable costs for accommodations and meals for the employee and accompanying family.

Allowable expenses include: cost of passports and other documents, baggage handling, reasonable excess baggage, taxi and airport transportation, and reasonable gratuities.

Expense reports and proper receipts may be submitted for reimbursement to the appropriate HR representative. Do not include business expenses or any other expenses not directly related t your relocation. A separate expense report should be submitted for any expenses incurred not directly related to your relocation travel.


RELOCATION ALLOWANCE
____________________

Expatriates will receive a relocation allowance of one month's base salary, up to a maximum amount of US$10,000. This allowance will be paid at the beginning of the assignment. The exact date of the allowance payment will be determined based on the date with the most beneficial tax treatment.

This relocation allowance is to be used at the expatriate's discretion. It is not necessary to furnish Molex with any receipts.


                     DURING YOUR ASSIGNMENT
                     ______________________

BASE SALARY
___________

Your base salary and any merit increases will be administered according to the salary administration program in your home country.


COMPENSATION - BALANCE SHEET METHOD
___________________________________

Compensation for foreign service employees is usually based upon the concept of equalization. Molex tries to equalize your tax burden and purchasing power while on foreign assignment. To achieve this goal, Molex generally follows the recommendations of Organization Resources Counselors, Inc. (ORC), a consulting firm that specializes in compensation and relocation issues for foreign service employees. Whenever possible, the foreign service employee will be placed on a balance sheet system. Information on the ORC balance sheet system is provided in this manual and your Human Resources representative will discuss this in detail with you.


HOME COUNTRY HOUSING NORM
_________________________

All home country housing norms for expatriates whose assignment began prior to January 1, 2000 will be frozen at the current
amounts until merit increases are done in the year 2002.    For
example, an American will receive a new housing norm on Sept. 1, 2002.

Expatriates who begin their assignments on January 1, 2000 and later will have the housing norm frozen for three years. After three years, it will be updated based on the current ORC tables and the expatriate's current salary.


FAMILY SIZE ON ASSIGNMENT
_________________________

Your goods & services differential is based on the number of family members living with you at the assignment location. You are responsible for notifying the appropriate HR manager of both permanent and temporary changes in your family size. Examples of permanent changes would be the birth of a child, or a child returning to the home country for college. A temporary change is one that lasts five weeks or more. For example, if your spouse and/or children leave the host location for a summer vacation that lasts five weeks or more, you would notify the HR manager of this change.

US expatriates and expatriates on assignment in the US should notify the Expatriate Programs Manager in Lisle. All other expatriates should notify the host location HR manager.




METHOD OF PAYMENT
_________________

Payroll issues are determined based on recommendations from ORC and tax consultants from Arthur Andersen. Based on their advice, generally, US expatriates remain on the US payroll system. Foreign service employees assigned to the US are put on the US payroll and are paid in dollars. Other foreign service employees are paid in the country where legally permitted.

Occasionally, there are significant legal, tax or other advantages to paying an employee in one currency/country than another and Molex may ask the employee to accept their salary in that designated country.

The Human Resources Department will help you set up a bank account at the host location if needed. In order to establish a local bank account in a timely manner, it may be necessary for you to wire transfer some money to your new account at the host location. Molex will reimburse you for the cost of two (2) wire transfers for this purpose.


EXCHANGE RATE LOSS REIMBURSEMENT
________________________________

In order to obtain funds in the local currency at the host location, an employee may cash a check or do a wire transfer from a home country bank. Often, the bank's exchange rate differs from the published ORC balance sheet rate which could result in an exchange loss for you. Molex will reimburse any net exchange loss over a calendar year.

Reimbursement rules:

1.  The maximum number of transactions is two per month.
2. The maximum transfer amount per transaction is two months net pay.
3. The maximum number of reimbursed bank transfer fees is two per month.
4. The loss is calculated by comparing the bank exchange rate and the ORC rate in effect as of the transfer date.

Required documentation:
1. Bank transfer receipts indicating transfer date, transfer amount, exchange rate, and transfer fee charged by the bank.
2. A summary sheet prepared by the employee listing all transfers and the net exchange loss for the calendar year. A sample summary sheet is included in the FSE policy and procedures manual.

US expatriates should submit the required documentation to Joy
Gulik in Lisle by January 31 for the prior calendar year. For non-US expatriates, the documentation should be submitted to the local HR representative.





TAX EQUALIZATION AND TAX RETURN PREPARATION
___________________________________________

Tax equalization is designed to ensure that an employee's income tax burden while on an overseas assignment will be approximately the same as it would have been if that income had been earned in the employee's home country.

A hypothetical income tax withholding will be made from your pay. This hypothetical amount is based on the withholding amounts in your home country regardless of whether the withholding amounts are more or less than in the host country. You will be responsible for the taxes you would have paid in your home country had you not left. Molex will be responsible for any foreign taxes while you are on assignment.

Molex will provide the professional services of Arthur Andersen to assist in the preparation of all home and host country tax returns. When possible, a consultant from Arthur Andersen will meet with you prior to your assignment to explain our policy in detail and to answer any specific questions you might have. All conversations between you the representatives of Arthur Andersen are confidential.

Beginning with the 1999 tax year, Molex will not pay for the Arthur Andersen fees related to the preparation of requests for the extension of tax return filing deadlines. It is the expatriate's responsibility to complete the tax organizer by the deadline date, thereby giving Arthur Andersen the required time to complete the tax return by the original tax filing deadline. If Arthur Andersen must file an extension request, the fee will be paid by the employee through a payroll deduction.

Please note that Arthur Andersen is not authorized to give you personal tax planning advice, investment advice, etc. They are engaged to prepare tax returns and complete the tax equalization settlement. Any requests received by Arthur Andersen from employees must be cleared through the appropriate Human Resources representative. The complete tax equalization policy is detailed in a separate section in this manual.


HOST COUNTRY HOUSING
____________________

Purchasing a home in any foreign country can be risky and this is strongly discouraged. Should you decide to purchase a residence overseas, you must consult with your Human Resources representative and again realize that Molex will not reimburse you for any losses due to market conditions, taxes or exchange rate fluctuations.

When possible, Molex will try to arrange for a house hunting trip to the host country prior to the actual transfer - particularly if this can be done in conjunction with a business trip.

Molex will select and/or approve appropriate housing and will pay for the entire cost of the approved housing including rent and utilities at the overseas location.

A housing budget will be agreed upon by the Director of Human
Resources and the local entity management. This budget will be appropriate to location, salary, family size and position.

Housing related expenses that are not reimbursable include but are not limited to the following:

Gardening services
Gratuities to janitors, doormen, and similar service employees
Pool maintenance
Maids, servants, or baby-sitters
Monthly telephone service (except initial installation)


FURNISHINGS - HOST LOCATION
___________________________

In most cases, the furniture you ship from home will completely furnish your host location accommodations. If this is not possible, a rental budget for furniture rental will be set. If renting furniture is not an option, a budget for the purchase of furniture will be set. This allowance will be determined by the Human Resources representative at the host country.

The purchase allowance will be treated as an employee advance until all appropriate documents have been submitted. It is your responsibility to ensure that all appropriate documents have been submitted to clear out any advance. Otherwise, you will be personally liable for the unsupported amount.

All furnishings purchased with an allowance are the property of Molex.


UPKEEP OF HOST COUNTRY RESIDENCE
________________________________

You will be expected to keep up with normal maintenance of your rental residence at the host country such as lawn care, changing light bulbs, changing air filters in the furnace, keeping the walls clean, keeping the oven and other appliances clean.

You must care for the property and household furnishings as if they were your own. You will be responsible for any expenses for damage that is considered beyond normal wear and tear.

You must immediately notify the landlord, property manager or your HR representative if any major repairs are needed. You will be advised on how to proceed.


AUTOMOBILE
__________

In most cases, you will be provided with one automobile for the duration of the assignment. This will be selected by the host country management. The employee is responsible for seeing to the general upkeep and maintenance of the automobile. The company will reimburse the employee for costs of general maintenance and repairs. Reimbursement for gasoline will be according to the local procedures in the host country.

If providing a car in the foreign location is not practical due to taxes, culture, etc., the FSE will receive an appropriate transportation allowance. This will be determined by the host country management.


VACATION LEAVE
______________

While on foreign assignment, you will be entitled to the same number of vacation days as you had in your home country regardless of whether employees at the host country receive more vacation days or less vacation days.

Before you leave on assignment, the HR department will review your used vacation days and notify the host country of the remaining vacation time due to you.


HOME LEAVE
__________

Home leave is designed to give the foreign service employee and dependents the opportunity to renew ties with family, friends and colleagues in the home country and to stay informed of the economic, political, cultural and social trends within the home country. Home leave is generally vacation time taken in the home country.

You are entitled to one company paid home leave trip for each 12 month period of the overseas assignment. Home leaves and other vacations must be scheduled with host country management. Home leaves will not be allowed in the final year of an overseas assignment. Molex will not purchase home leave tickets for a home leave trip nor will the cash reimbursement be approved if the home leave is taken within 60 days of the return to the home country. Most Foreign Service Employees are aware of the date of their return to their home country so vacation/home leave planning should be done in advance.

Air tickets for home leave to the home country will be purchased through the host country's approved travel agent. The class of airfare used for the tickets will depend upon the home and host location of the employee. Tickets will be reviewed and approved by the host entity's HR representative. Reasonable restrictions will be used in order to keep the price of the tickets at an acceptable level. Any deviation from this policy resulting in a higher than necessary airfare will be paid by the employee.

Trips between the Far East North, Far East South, or India and
Europe or the US will be business class airfare. All other trips will be the lowest (APEX economy) direct route excursion fare from the host country to the home country.

If the direct travel time to the home country requires more than 24 hours travel time, Molex will pay actual, reasonable costs for accommodations and meals for one overnight stopover. Any indirect routing by air or sea is authorized providing that the employee pays any excess costs and the excess travel time is charged against leave time.

If during home leave you are required to engage in company
business, Molex will reimburse actual, reasonable living expenses
for that period.   Time spent working will not be charged against
vacation time if you have obtained prior approval from the host country manager.

Molex will reimburse normal transport costs to and from the airport for home leave trips.

Applicable balance sheet allowances and deductions will be continued while you are on vacation or home leave (i.e. housing norm deduction , goods and services differential).

An employee may choose to take the cash equivalent of a home leave air ticket instead of the actual ticket. The cash amount for all employees regardless of home and host location is the lowest (APEX economy) direct route excursion fare from the host country to the home country. The cash amount is determined at the beginning of each calendar year by the Regional Financial Controllers and is used throughout the calendar year.


WORK SCHEDULE AND HOLIDAYS
__________________________

Working hours, working days and holidays observed at the host country may differ from those observed at home. The foreign service employee will follow the host entity's policies and practices regarding work hours, work days and holidays.


PENSION PROGRAMS
________________

If possible, you will be kept on any home country and/or Molex pension programs in which you already participate. You will be responsible for the same costs of participation as before the assignment.
Molex will pay for the cost of host country pension programs if local law requires participation.


MEDICAL INSURANCE AND OTHER BENEFITS
____________________________________

Duplicate benefit costs are expensive and must be avoided. If possible, you will remain on the home country medical plan. If this is not possible and you are required to join the medical plan of the host country, the company will evaluate the coverage and will consider reimbursing you if costs are significantly higher that the home country coverage. The HR managers in the home and host country will determine if this needs to be done and how it will be accomplished.


SCHOOLING
_________

Molex will pay the costs of your children's school in the host country. This will include kindergarten through high school. Molex will reimburse for required uniforms, fees, and books. Other costs such as field trips, music lessons, sports fees, gym clothes, lunch, etc. will not be paid by the company.

An appropriate school or schools in the host country will be recommended by your HR representative. In most cases, this will be the local public school.

If the local public school system is inadequate due to language problems, curricula, location, etc., other alternatives will be explored.


The company will not pay for any costs associated with your child's college/university education. If your child remains in the home country to attend full-time university, the company will provide one economy air ticket per year for your child to visit you at your assignment location. You may not take "cash in lieu" of the ticket in this case. This benefit will end if your child graduates or no longer attends full-time school.


PRE-SCHOOL
__________

Our pre-school policy reflects the equalization concept. We realize that pre-schools overseas are usually more expensive than pre-schools in your home country. If you were at home, you would most likely pay something for pre-school tuition. While you are on assignment, you will be responsible for the tuition that you would have paid at home.

We have surveyed schools in the US, UK and Ireland to determine the average costs of pre-schools. You will be responsible for your share based on these survey prices and the company will be responsible for the remainder of the tuition. We will look at these survey prices and adjust them as necessary. If you are from a country other than the US UK or Ireland, a survey price from your home country will have to be determined.

The pre-school must be approved by the local HR representative. The company will not approve private or special pre-schools such as pre-schools where the children of ambassadors, diplomats, etc., attend.
The company will pay for the pre-school tuition above you share. You will be responsible for any indirect costs such as field trips, lunches, sports fees, etc.


EMERGENCY TRAVEL
________________

In the event that your (or your spouse's) mother, father, sister or brother dies while you are on assignment, the local entity will pay a round-trip ticket for you and your spouse to attend the funeral. The air travel will be the same as our relocation travel policy in that if the flight time exceeds 5 hours, travel will be by business class. If the travel time is less than 5 hours, travel will be by coach class.

In the event that you or your spouse return to your home country for other reasons such as serious illness, the reimbursement for transportation will be at the discretion of the local management, after consultation with the Director of Human Resources and will be handled on a case by case basis.

The employee will be responsible for any costs for temporary living such as hotel, food, rental car, etc., while on emergency leave.


CLUB MEMBERSHIPS
________________

Molex will not pay for or reimburse the cost of any kind of club memberships.


MARITAL SEPARATION AND DIVORCE
______________________________

If a foreign service employee separates or receives a divorce while overseas, the Company's obligations are limited to reimbursement for transportation of the spouse or ex-spouse back to the point of origin within 30 days of the divorce or separation. Reimbursement for the shipment of personal household goods and personal belongings according to the policy is also limited to 30 days.

There are many issues to cover in such situations and each will be handled on a case-by-case basis.


TERMINATION WHILE OVERSEAS
__________________________

Termination of any kind will require immediate settlement of all outstanding tax, travel and other advances and the return of all company property and information.


VOLUNTARY RESIGNATION
_____________________

In the event of a voluntary resignation, you will be expected to give the greater of 30 days notice or the notice period in your original employment contract (if applicable to you). The company will not reimburse your relocation costs. Any other details will be handled on a case-by case basis.


COMPANY-INITIATED RESIGNATION
_____________________________

If termination is initiated by the Company, the policy provides only for the cost of returning you and your family and belongings to your point of origin. This cost will be assumed provided that you return within 30 days of termination of employment. No payment will be made in lieu of relocation. The company will not provide temporary living expenses. Storage of personal household goods is limited to 30 days after termination date.


















                   PROCEDURES FOR YOUR RETURN
                   __________________________


INSPECTION OF HOST COUNTRY RESIDENCE
____________________________________

After each property is vacated, the landlord inspects the premises for any damages. Upon departure from your accommodations, we expect that you will leave the premises in the same condition as you found them. This includes making sure that the house or apartment is thoroughly cleaned and everything is in good working order.

Any damages that are deemed beyond normal wear and tear will be the employee's responsibility. If Molex has advanced a security deposit and this is not refunded back to Molex due to excessive damage, the employee will be responsible for reimbursing Molex.


SHIPMENT OF GOODS
_________________

Our policy for the shipment of goods, whether to an assignment location or back home, is the same. You will be required to adhere to the same surface weight and air weight limitations. You will be allowed to ship home more goods than you shipped to your foreign assignment location, provided that you are within our guideline:

                          Surface                 Air
                          _______                 ___

Single person             3500 lbs                1-D container
Couple                1-20 ft. container          1-LDN container
Family                1-40 ft. container          2-LDN containers

Again, you must not make your own arrangements with an international mover. For moves to/from the US, an approved moving company will be referred to you through the Expatriate Program Manager in Lisle. In all other cases, the Regional HR Manager will provide you with the moving company contact.

Also, any customs duties assessed on expensive furs, clothing, trademark items, jewelry, furniture, cameras, stereo equipment and other items will be your responsibility.


DISPOSAL OF FURNISHINGS
_______________________

You must arrange to have all Molex owned property and furnishings returned. If the Molex owned furniture is not needed for another foreign service employee, you may purchase Molex owned furniture using the following:

Less than 1 year old:                85% of purchase price
1 year to less than 2 years old:     70% of purchase price
2 years to less than 3 years old:    50% of purchase price
3 years to less than 4 years old:    30% of purchase price
4 years to less than 5 years old:    15% of purchase price
5 years old or over:                 Free

The host location HR Manage will determine if the furniture is available for purchase. Molex will pay for the cost of shipping any purchased furnishings provided that you are within the weight limit guidelines.


RELOCATION AIR TRAVEL
_____________________

Our policy on relocation air travel, whether to an assignment location or back home is the same. Travel will be by business class for the employee and family members when the flight time exceeds 5 hours. If the flight time is less than 5 hours, travel will be by coach class.


TEMPORARY LIVING
________________

Temporary living accommodations may be necessary upon returning to your home country. This will be limited to a maximum of one month. The Human Resources Department in the home country will help you in the event that temporary living arrangements, rental car, etc. are needed.


VACATION AND HOLIDAYS
_____________________

Upon returning from your assignment, you will follow your home country's vacation and holiday policy regardless of the amount of time you were entitled to while on assignment.

Before you leave for home, you will review your used and unused vacation days with the HR Department who will notify your home country HR Department of the remaining time due to you.






















                      RELOCATION CHECKLIST
                      ____________________

Prior to moving to your assignment, we strongly recommend that you check on all these items to make sure they are in good order.
These items are your responsibility. This list should serve as a reminder to help you prepare for your overseas assignment.


____ Meet with HR to discuss move and compensation.

____ Arrange for passports and visas for self and family.

____ Contact the appropriate person regarding the shipment of your goods.
     For moves to/from US - Expatriate Programs Manager.
     For other moves - your HR representative.

____ Contact the property manager regarding the rental of your residence.

____ Prepare an inventory of goods to be shipped or stored.

____ Contact you insurance agent to update you household goods/renter's insurance, life insurance, personal valuables insurance.

____ Arrange for any physicals, immunizations, dental exams or vision exams that may be required.

____ Get your prescription records.

____ Plan househunting trip.

____ Establish a host country bank account. Make sure that your home country bank knows how to contact you and you are aware of how to wire transfer funds between the two accounts.

____ Determine if language training is needed.

____ Update your will and make sure it is valid for outside your home country.

____ Meet with the consultant from Arthur Andersen.

____ Renew your driver's license. Apply for an International driver's license.

____ Change your address and notify the appropriate parties (i.e.
     magazine or club subscriptions)



                  RELOCATION CHECKLIST, (cont.)
                  _____________________________

____ Make arrangements with payroll to be put on direct deposit.

____ Make arrangements with HR to have miscellaneous checks deposited in your checking account (i.e. insurance checks, rent checks, etc.).

____ Arrange for payment of regular obligations. (i.e. mortgage, large purchases, credit card balances, insurance)

____ Organize personal records (insurance policies, children's school records, health records). Store papers not needed in the host country in a safe deposit box.

____ Check requirements for absentee voting.































             HOME COUNTRY HOUSING RENTAL ASSISTANCE
             ______________________________________
                       (US EMPLOYEES ONLY)

The decision to retain or sell your personal residence in your home country is an important decision and while it is a personal decision, it is best to consult with your HR representative and an Arthur Andersen tax consultant before making any decisions.

The home country housing rental assistance policy is designed to assist the FSE in maintaining his/her personal residence while on assignment.

If the FSE prefers to retain his/her residence, Molex will put the employee in touch with the Molex approved property management firm for a consultation. (This is generally All Star Property Management, Inc.). If the employee chooses to engage the services of the firm, Molex will reimburse the start up fee which is usually one month's rent. This fee generally covers the following services:

1.  Making a thorough inspection.
2.  Appraising the home for rent value.
3.  Advertising
4.  Showing the property to prospective tenants.
5.  Renting the property to a thoroughly screened and qualified tenant.


If the FSE chooses a firm other than All Star Property Management or if the firm is not able to provide services to the FSE, Molex will need to review the services contract before agreeing to reimburse for the selected firm's services.

After the property is rented, the property management firm will offer additional services on a monthly basis. These can include:

1.  Collecting rents.
2.  Handling tenant problems, complaints, etc.
3.  Handling necessary repairs during tenancy.

The fee for these services is generally 10% of the monthly rent.
This fee will be paid by Molex. Monthly management fees in excess of 10% of the monthly rent will not be reimbursed.